Exhibit (c)(6)

Project Loretta Discussion Materials May 19, 2017 We would like to emphasize that the overall transaction terms have not been finalized, and that our analyses herein may change

Project Loretta Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee of the Board of Directors (the “Committee”) of World Point Terminals, Inc . (“WPTI”) by Robert W . Baird & Co . Incorporated (“Baird ”) in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving WPTI . The materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose except as expressly permitted by Baird’s engagement letter with the Committee (the “Engagement Letter ”) and Baird does not take any responsibility for the use of the materials by persons other than the Committee . These materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Baird’s express prior written consent as provided in the Engagement Letter . The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Baird as of, the date of the materials . Baird does not undertake, and is under no obligation, to update, revise or reaffirm the materials to reflect subsequent developments, except as expressly contemplated by Baird’s engagement letter . The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required for such an evaluation . The materials do not address the underlying business decision of WPTI or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies that might exist for WPTI or any other party . The materials do not constitute any opinion, including as to fairness of the Transaction, nor do the materials constitute a recommendation to the Committee, any security holder of WPTI or any other person as to how to vote or act with respect to any matter relating to the Transaction or whether to buy or sell any assets or securities of any company . Baird does not attribute any numerical weighting to any analysis or factor . The analyses contained in the materials must be considered as a whole . Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view . The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters many of which are beyond the control of the participants in the Transaction . Baird has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of WPTI or any other party and has no obligation to evaluate the solvency of WPTI or any other party under any law . All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable . The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material . Baird has relied upon representations made by management of WPTI that such budgets, projections and estimates have been reasonably prepared in good faith on basis reflecting the most likely currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Baird expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based . The scope of the financial analysis contained herein is based on discussions with WPTI (including, without limitation, regarding the methodologies to be utilized), and Baird does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose . Baird has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty ( expressed or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of WPTI that it is not aware of any facts or circumstances that would make such information inaccurate or misleading . In addition , Baird has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of WPTI or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Baird that would be material to its analyses, and that the final forms of any draft documents reviewed by Baird will not differ in any material respect from such draft documents . Certain of Baird’s affiliates may, in the ordinary course of their operations, engage in transactions in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, one or more parties that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction . Baird’s or its affiliates’ proprietary interests may conflict with WPTI’s interests . Baird may have advised, may seek to advise and may in the future advise companies mentioned in the materials . 1

Project Loretta Table of Contents World Point Terminals, LP (“WPT”) Financial and Trading Overview 1 Preliminary Valuation Analyses 2 2

WPT Financial and Trading Overview

Project Loretta WPT Snapshot ($ in millions, except per unit amounts) ____________________________________ Source: Company and partnership filings and S&P Capital IQ as of May 18, 2017. (1) Statistics based on WPT Management Presentation dated April 2017. (2) WPT management projections. (3) Included ~$10.0 million of expected capital expenditures at the time of the acquisition. Trading Statistics Recent Events April 4, 2017: WPTI filed an SEC 13D/A announcing the delivery of a non - binding proposal to the WPT Board to acquire all of the publicly - held common units for a cash purchase price of $16.80 per unit January 1, 2015 : WPT acquired a terminal in Greensboro, NC from Apex for $31.2 MM at 9.8x forward EBITDA ― 684,000 barrels of total shell capacity June 18, 2014 : WPT acquired two terminals in Mobile, AL from an undisclosed company for $24.0 MM (3) ― 1,826,000 barrels of total shell capacity once upgrades are made September 11, 2013: The WPT IPO closed, generating $201.3 MM in gross proceeds Common Unit Price on 04/03/17 $16.35 52-week High / Low $17.90 / $14.20 % of 52-week High 91.3% Current Annualized Distribution $1.20 Current Yield 7.3% Equity Market Cap $570 Enterprise Value $561 2017E Adjusted EBITDA (2) $61 2018E Adjusted EBITDA (2) $61 EV / 2017E Adjusted EBITDA 9.2x EV / 2018E Adjusted EBITDA 9.2x Net Debt / 2017E Adjusted EBITDA NM WPT Price Performance $16.06 Price on 04/03/17: $16.35 WPT Summary Description (1) Owns, operates , develops and acquires terminals and other assets for the storage of petroleum products, including both light and heavy refined products and crude oil Owns and operates 19 strategically positioned terminals with 15.8 million barrels of total refined products and crude oil storage capacity located in the East Coast, Gulf Coast and Midwest regions of the U.S. ― 17 of the terminals have the capability to receive product from waterborne vessels ― 14 of the terminals provide customers with more than one method of loading capabilities for downstream distribution $10 $13 $16 $19 $22 1/1/2015 6/23/2015 12/14/2015 6/4/2016 11/25/2016 5/18/2017 3

Project Loretta (70%) (60%) (50%) (40%) (30%) (20%) (10%) 0% 10% 20% 05/19/14 12/24/14 07/31/15 03/06/16 10/11/16 05/18/17 WPT Selected Partnership Index Alerian MLP Index Relative Common Unit Price Performance Last Three Years Since Public Offer on 04/03/17 (1) (1) (20.3%) (1.8%) (37.4%) (16.6%) (5.7%) (6.0%) _____________________ Source: S&P Capital IQ as of May 18, 2017. (1) Selected Partnership Index includes: ARCX, BPL, MMP, NS, TLP. Public Offer on 04/03/17 (8%) (6%) (4%) (2%) 0% 2% 4% 6% 8% 04/03/17 04/12/17 04/21/17 04/30/17 05/09/17 05/18/17 WPT Selected Partnership Index Alerian MLP Index 4

Project Loretta WPT Unit Price / Volume Performance Last Three Years _____________________ Source: S&P Capital IQ as of May 18, 2017. Note: 24,440,970 shares traded during this period. Last Twelve Months _____________________ Source: S&P Capital IQ as of May 18, 2017. Note: 8,439,160 shares traded during this period. 42.4% 10.2% 12.5% 7.9% 26.9% 0% 10% 20% 30% 40% 50% Less than $16.35 $16.35 - $16.80 $16.80 - $17.50 $17.50 $18.60 Greater than $18.60 Current (05/18/17) $16.06 Price on 04/03/17 16.35 Volume-Adjusted Average Price 16.67 Low 11.94 High 21.25 55.9% 21.6% 20.3% 2.2% 0.0% 0% 10% 20% 30% 40% 50% 60% Less than $16.35 $16.35 - $16.80 $16.80 - $17.50 $17.50 $18.60 Greater than $18.60 Current (05/18/17) $16.06 Price on 04/03/17 16.35 Volume-Adjusted Average Price 16.07 Low 14.49 High 17.74 5

Project Loretta WPT Summary Financial Projections ____________________ Source: WPT management. WPT management base case projections received April 20, 2017 Fiscal Year Ending December 31, ($ in millions) 2017 2018 2019 Revenue: Storage Services $80.4 $80.4 $82.1 Excess Storage Services 0.8 0.8 0.8 Ancillary Services 12.3 12.4 12.6 Additive Services 2.9 2.9 2.9 Total Revenue $96.5 $96.5 $98.5 Operating Expenses ($32.9) ($33.3) ($33.8) Selling, General & Administrative Expenses (7.7) (4.6) (4.6) Depreciation and Amortization (24.9) (25.2) (25.4) Income From JV 0.8 0.8 0.8 Income from Operations $31.7 $34.3 $35.5 Interest Expense ($0.8) ($0.8) ($0.8) Interest & Dividend Income and Other 0.0 0.0 0.0 Provision for Taxes (0.1) (0.1) (0.1) Net Income $30.8 $33.3 $34.6 EBITDA Reconciliation: + Depreciation and Amortization $24.9 $25.2 $25.4 + Depreciation and Amortization - CENEX JV 0.5 0.5 0.5 + Provision for Income Taxes 0.1 0.1 0.1 + Interest Expense 0.8 0.8 0.8 – Interest and Dividend Income and Other (0.0) (0.0) (0.0) + Equity Based Compensation 0.6 0.0 0.0 EBITDA $57.8 $59.9 $61.5 + One-time Transaction Costs Embedded in SG&A $2.0 - - + Annual Expenses Associated with Operating a Public Partnership 1.1 $1.1 $1.1 Adjusted EBITDA $60.9 $61.0 $62.5 6

Project Loretta WPTI Summary Financial Projections ____________________ Source: WPTI management. (1) Pro forma for the contemplated transaction. WPTI management base case projections: Standalone vs Pro Forma Fiscal Year Ending December 31, ($ in millions) 2017 2018 2019 Standalone: Revenue $96.5 $96.5 $98.5 Income from Operations 29.9 33.9 35.2 Net Income 32.4 36.4 37.6 Net Income Attributable to Non-controlling Interest ($10.6) ($11.4) ($11.9) Net Income Attributable to Shareholders $21.9 $25.0 $25.8 Pro Forma: Revenue $96.5 $96.5 $98.5 Income from Operations 30.3 35.0 36.3 Net Income 30.9 33.9 35.6 Net Income Attributable to Non-controlling Interest ($2.4) ($2.6) ($2.7) Net Income Attributable to Shareholders $28.5 $31.3 $32.9 Standalone Pro Forma (1) 7

Project Loretta Illustrative Equity Value Sensitivity Analysis ($ in millions, except per unit data) ____________________ Source: WPT management projections. (1) 34,861,014 WPT units outstanding as of May 9, 2017, per SEC filing 10 - Q, filed on May 9, 2017 . Baird has analyzed WPT’s equity value under a range of different EV / EBITDA multiples EV / EBITDA multiples are based on $60.9 million of 2017E Adjusted EBITDA April 4, 2017 Offer Price April 3, 2017 Pre - offer Price April 18, 2017 Counter Price Implied EV / EBITDA Multiple 9.00x 9.22x 9.25x 9.47x 9.50x 9.75x 9.76x 10.00x 10.25x 10.50x 10.51x 10.75x 2017E Adjusted EBITDA $61 $61 $61 $61 $61 $61 $61 $61 $61 $61 $61 $61 Implied Enterprise Value $548 $561 $563 $577 $578 $593 $594 $609 $624 $639 $639 $654 Less: Debt - - - - - - - - - - - - Plus: Cash 9 9 9 9 9 9 9 9 9 9 9 9 Estimated Equity Value $557 $570 $572 $586 $587 $602 $603 $618 $633 $648 $648 $663 Units Outstanding (1) 34.861 34.861 34.861 34.861 34.861 34.861 34.861 34.861 34.861 34.861 34.861 34.861 Estimated Unit Price $15.97 $16.35 $16.41 $16.80 $16.84 $17.28 $17.30 $17.72 $18.15 $18.59 $18.60 $19.03 May 18, 2017 Proposed Price 8

Preliminary Valuation Analyses

Project Loretta Valuation Methodology Overview Calculated the present value of 3Q 2017E – 2019E WPT cash flow, based on WPT management projections, excluding the costs associated with being public and one - time transaction expenses Determined a range of discount rates, based on WPT’s estimated cost of capital Applied a terminal cash flow multiple to WPT’s projected 2019E Adjusted EBITDA Discounted Cash Flow Comparable Partnerships Valued based on comparisons with similar publicly - traded partnerships Selected publicly - traded partnerships with similar business and industry characteristics Applied EBITDA multiples to WPT management’s projected 2017E and 2018E Adjusted EBITDA, excluding the costs associated with being public and one - time transaction expenses Comparable Transactions Calculated terminaling & storage multiples paid in precedent M&A transactions using forward estimated EBITDA at the time of the transaction Calculated multiples paid by WPT in terminaling & storage transactions since its IPO in 2013 Applied multiples based on the range observed in the precedent M&A transactions Premiums Paid Calculated the 1 - Day, 10 - Day and 30 - Day premium / discount paid on selected affiliate MLP transactions prior to each transaction announcement Selected the median premiums / discounts of the selected affiliate MLP transactions and applied them to WPT’s 1 - Day, 10 - Day and 30 - Day prices prior to the SEC 13D/A pre - market filing on April 4, 2017 9

Comparable Partnerships Analysis

Comparable Partnerships Analysis

BAIRD

($ in millions, except per unit data)

	5/18/2017 Unit Price	Implied Mkt. Value of Equity (1)	Implied Firm Value (2)	Current Annualized Distribution	Current Yield	2017E - 2020E Distribution CAGR (3)	2017E Dist. Cash Flow (4) / Current Dist.	Implied Firm Value / Adj. EBITDA (3) (5) 2017E	Implied Firm Value / Adj. EBITDA (3) (5) 2018E	Net Debt / 2017E EBITDA (3)
Arc Logistics Partners LP	$13.96	$272	$600	$1.76	12.6%	2.6%	1.2x	10.8x	9.9x	4.4x
Buckeye Partners LP	65.55	9,212	14,313	5.00	7.6%	3.3%	1.1x	12.6x	12.0x	4.2x
Magellan Midstream Partners LP	73.81	16,830	21,027	3.49	4.7%	7.6%	1.3x	16.2x	15.0x	3.2x
NuStar Energy LP (6)	45.77	4,345	8,413	4.38	9.6%	0.9%	0.8x	13.8x	12.0x	5.3x
Transmontaigne Partners LP	41.94	692	983	2.90	6.9%	4.8%	1.6x	9.7x	9.0x	2.6x
				Median	7.6%	3.3%	1.2x	12.6x	12.0x	4.2x

	2017E			2018E		
WPT Adjusted EBITDA (7)	$61		$61	$61		$61
Trading Multiples Utilized	9.7x	–	12.6x	9.0x	–	12.0x
Estimated Enterprise Value	**$592**	**–**	**$768**	**$549**	**–**	**$733**
Less: Debt	0		0	0		0
Plus: Cash	9		9	9		9
Estimated Equity Value	**$601**	**–**	**$777**	**$558**	**–**	**$742**
Units Outstanding (8)	34.861		34.861	34.861		34.861
Estimated Unit Price	$17.24	–	$22.28	$16.01	–	$21.29
Reference Value	**$16.01**			**$22.28**		

Source: Partnership filings, presentations and press releases, S&P Capital IQ and Wall Street research as of May 18, 2017.
(1) Implied Market Value of Equity equals common, subordinated and implied (or fixed) G.P. units, multiplied by the market price of common units.
(2) Implied Firm Value excludes the value of the general partner's IDRs.
(3) S&P Capital IQ Consensus Estimates.
(4) Defined as net income plus depreciation and amortization (and other non-cash items) less maintenance capex.
(5) EBITDA less IDR distributions to sponsor.
(6) Pro Forma the $1.5 billion acquisition of Navigator Energy Services completed in May 2017 and the associated $665.2 million common unit, $550.0 million senior notes and $350.0 million Series B preferred unit offerings.
(7) WPT management projections.
(8) 34,861,014 WPT units outstanding as of May 9, 2017, per SEC filing 10-Q, filed on May 9, 2017.

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Comparable Transactions Analysis

Terminaling & Storage Comparable Transactions Analysis

North American Terminals and Storage > $50 million

Announced Date	Buyer	Seller(s)	Transaction Value	Transaction Value / Fwd. EBITDA	Key Asset Summary
03/16/17	Sprague Resources LP	Carbo Industries, Inc.	$70.0	7.8x	The New York assets include refined product terminals with an aggregate storage capacity of approximately 157,000 barrels.
02/24/17	MPLX LP	Marathon Petroleum Corporation	2,015.4	8.1x	62 light-product terminals with approximately 24 million barrels of storage capacity; 11 pipeline systems consisting of 604 miles of pipeline; 73 tanks with about 7.8 million barrels of storage capacity; a crude oil truck unloading facility in Ohio; and eight storage caverns in Michigan with approximately 1.8 million barrels of capacity.
01/03/17	Tallgrass Energy Partners LP	Tallgrass Development, LP	140.0	8.0x	The Colorado assets include a terminal which has storage capacity of approximately 1.3 million barrels and four truck unloading skids capable of receiving up to 16,000 barrels per day. The Oklahoma assets include a terminal with approximately 2.3 million barrels of operational storage capacity.
11/21/16	Tesoro Logistics L.P.	Tesoro Corporation	398.7	8.4x	5.8 million barrels of storage capacity and a marine terminal capable of handling up to 35,000 barrels per day of refined product throughput.
10/20/16	NuStar Energy L.P.	Martin Midstream Partners LP	93.0	6.9x	1.15 million barrels of total storage, which is comprised of 900,000 barrels of crude oil storage and 250,000 barrels of refined product storage. The assets are located in Corpus Christi, Texas.
09/07/16	Western Refining Logistics LP	Northern Tier Energy; Western Refining Inc.	210.1	8.5x	Approximately 4.0 million barrels of refined product and crude oil storage tanks and two crude oil pipeline segments one pipeline is not currently in service each of which is approximately 2.5 miles and located in Minnesota.
08/22/16	Valero Energy Partners LP	Valero Energy Corporation	324.2	8.3x	The Texas assets consist of 24 tanks with 3.9 million barrels of storage capacity. The Louisiana assets consist of 62 tanks with 2.25 million barrels of storage capacity. The terminals are located on the United States Gulf Coast.
07/20/16	Blueknight Energy Partners LP	Ergon, Inc.	108.8	8.5x	The nine terminals acquired are located in Kansas, Texas, Arizona, Alabama, Tennessee, and Mississippi, and include approximately 2.0 million barrels of storage capacity.
07/01/16	Tesoro Logistics L.P.	Tesoro Corporation	444.0	8.7x	Storage tanks with a combined capacity of approximately 3.5 million barrels in Alaska. Refined product terminals in Anchorage and Fairbanks with combined storage capacity of over 600,000 barrels, expected throughput of 10,400 barrels per day and rail loading of 7,000 barrels per day.
03/28/16	Valero Energy Partners LP	Valero Energy Corporation	239.0	8.5x	75 tanks with 4.4 million barrels of storage capacity.
02/02/16	PBF Logistics LP	Plains All American LP	105.0	7.0x	57 product tanks, pipeline connections, and other pipeline systems, and truck loading and marine facilities. The assets have an approximate storage capacity of 4.05 million barrels and are located in the Northeast.

Source: IHS Herold, S&P Capital IQ and company filings.
Note: Represents selected transactions exceeding $50 million since 2010.

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Project Loretta

Terminaling & Storage Comparable Transactions Analysis (cont.)

BAIRD

North American Terminals and Storage > $50 million

Announced Date	Buyer	Seller(s)	Transaction Value	Transaction Value / Fwd. EBITDA	Key Asset Summary
11/01/15	Tesoro Logistics L.P.	Tesoro Corporation	$498.4	8.3x	97 crude oil, feedstock and refined product storage tanks with combined capacity of 6.6 million barrels and a 50% interest in a 16-mile pipeline that transports jet fuel from Tesoro's Los Angeles Refinery to the Los Angeles International Airport.
10/12/15	USD Partners LP	Cogent Energy, Granite Peak, & Stonepeak Infrastructure	225.0	8.7x	The principal assets include a unit train-capable crude oil loading rail terminal with 100,000 barrels per day of capacity, six customer-dedicated storage tanks with 900,000 barrels of total capacity, and a six-mile, 24-inch diameter pipeline.
09/23/15	Valero Energy Partners LP	Valero Energy Corporation	465.0	9.3x	134 tanks with 10.1 million barrels of storage capacity for crude oil, intermediates and refined petroleum products.
07/14/15	Arc Terminals Holdings LLC	UET Midstream LLC	76.6	8.3x	Terminaling facility with capacity of approximately 200,000 barrels.
05/05/15	Magellan Midstream Partners LP	Perimeter Terminal LLC	55.0	10.0x	Nine above-ground storage tanks with a total capacity of 350,000 barrels.
02/27/15	Valero Energy Partners LP	Valero Energy Corporation	671.0	8.9x	Refined products terminals and storage tanks, with a combined 13.6 million barrels of storage capacity.
02/20/15	GE Energy & Arc Logistics Partners LP	CenterPoint Properties Trust	243.0	10.1x	Unloading terminal and a four mile pipeline in Illinois with unloading capacity of 85,000 barrels per day and a storage capacity of 300,000 barrels per day.
02/10/15	Kinder Morgan Inc.	Royal Vopak NV	158.0	10.5x	Three terminals and one undeveloped site; the terminals handle and store base oils, biodiesel, black oil and chemicals and are based in TX and NC. The undeveloped site is a waterfront property in NJ.
01/09/15	NuStar Energy L.P.	Linden Holding Corp.	142.5	7.1x	Remaining 50% interest in a refined products terminal in Linden, NJ. The terminal has 4.3 million barrels of refined products storage capacity and primarily holds gasoline, jet fuel and fuel oils.
12/09/14	Sprague Resources LP	Sprague Operating Resources LLC	175.0	9.0x	3.2 million barrels of residual fuel, asphalt and crude oil storage.
12/02/14	PBF Logistics LP	PBF Energy Inc.	150.0	9.9x	Feedstock and refined product storage facility with 3.9 million barrels of capacity in addition to a propane storage and loading facility located near PBF Energy's Toledo, OH refinery.

Source: IHS Herold, S&P Capital IQ and company filings.
Note: Represents selected transactions exceeding $50 million since 2010.

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Project Loretta

Terminaling & Storage Comparable Transactions Analysis (cont.)

North American Terminals and Storage > $50 million

Announced Date	Buyer	Seller(s)	Transaction Value	Transaction Value / Fwd. EBITDA	Key Asset Summary
06/23/14	**Tesoro Logistics L.P.**	**Tesoro Corporation**	$270.0	9.6x	Three marketing terminals adjacent to Tesoro's Corp.'s refineries in California, Washington and Alaska; a 1.5 million barrel capacity marine crude oil and heavy products storage facility and a refined products pipeline.
06/17/14	**Valero Energy Partners LP**	**Valero Energy Corporation**	154.0	10.0x	31 crude oil truck unloading sites, various refined petroleum products pipelines and approximately 420,000 barrels of storage capacity, all of which are located near Valero Corp.'s refineries in TX and OK.
02/11/14	**Delek Logistics Partners, LP**	**Delek US Holdings, Inc.**	95.9	9.5x	Storage tanks and terminals adjacent to the Delek US Holdings refinery in El Dorado, AR. The storage tanks hold refined products and have 2.5 million barrels of shell capacity.
12/10/13	**American Midstream Partners, LP**	**Blackwater Midstream Holdings, LLC**	60.0	7.8x	Blackwater Midstream Holdings, LLC, which specializes in the management of petroleum, chemical and agricultural bulk liquid storage terminals with three terminal sites in Westwego, LA; Brunswick, GA and Salisbury, MD.
10/09/13	**Buckeye Partners, L.P.**	**Hess Corporation**	850.0	8.0x	20 liquid petroleum products terminals with storage capacity of approximately 39.0 million barrels. 15 million barrels of capacity is located in New York Harbor.
07/29/13	**Delek Logistics Partners, LP**	**Delek US Holdings, Inc.**	94.8	9.0x	Storage tanks and a refined products terminal adjacent to Delek US Holdings' Tyler, TX refinery with 2 million barrels of aggregate shell capacity.
04/30/13	**MPLX LP**	**Marathon Petroleum Corporation**	100.0	9.5x	Crude oil and refined products storage facilities, a barge dock on the Mississippi River and a 5% interest in a network of common carrier crude oil and product pipelines in the U.S.
12/12/12	**Tesoro Logistics L.P.**	**Chevron Corporation**	355.0	10.9x	1.3 million barrels of total storage capacity and a common carrier products pipeline.
09/14/12	**Tesoro Logistics L.P.**	**Tesoro Corporation**	210.0	9.5x	Two vessel dock lease, six storage tanks with combined capacity of 235,000 barrels and 6 related pipelines connecting the dock lease to Tesoro Corp.'s Wilmington, CA refinery.
08/13/12	**Tesoro Logistics L.P.**	**Tesoro Corporation**	640.0	10.2x	Two marine terminals, over 100 miles of crude and refined product pipelines, 2 million barrels of crude and refined product storage and a petroleum coke handling storage facility, all of which are located in Southern California.
02/10/12	**Buckeye Partners, L.P.**	**Chevron Corporation**	260.0	10.0x	Marine terminal facility for liquid petroleum products in New York Harbor. The facility is situated on 250 acres in Perth Amboy, NJ and has 4.0 million barrels of tankage, four docks, significant undeveloped land available for expansion and is located six miles from Buckeye's Linden, NJ complex.

Source: IHS Herold, S&P Capital IQ and company filings.
Note: Represents selected transactions exceeding $50 million since 2010.

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Project Loretta

Terminaling & Storage Comparable Transactions Analysis (cont.)

North American Terminals and Storage > $50 million

Announced Date	Buyer	Seller(s)	Transaction Value	Transaction Value / Fwd. EBITDA	Key Asset Summary
03/18/11	**Buckeye Partners, L.P.**	**BP Plc.**	$165.0	9.0x	33 refined petroleum products terminals with total storage capacity exceeding 10.0 million barrels and 1,000 miles of refined product pipelines in the Midwestern, Southeastern and Western United States.
12/20/10	**Buckeye Partners, L.P.**	**First Reserve Corporation**	1,360.0	12.3x	80% interest in BORCO, the fourth largest petroleum products storage terminal with storage capacity of 21.6 million barrels. At the time of acquisition Buckeye anticipated the addition of 7.5 million barrels of petroleum storage capacity.
			Low [1]	7.0x	
			Median	8.9x	
			High [1]	10.9x	

Announced Date	Buyer	Seller(s)	Transaction Value	Transaction Value / Fwd. EBITDA	Key Asset Summary
11/12/15	**World Point Terminals, LP**	**Undisclosed Seller**	$1.0	NA	Acquired a terminal facility with 177,000 barrels of storage capacity in Salisbury, MD.
01/01/15	**World Point Terminals, LP**	**Apex Oil Company, Inc.**	31.2	9.8x	Acquired a terminal facility with 684,000 barrels of storage capacity in Greensboro, NC.
06/18/14	**World Point Terminals, LP**	**Undisclosed Seller**	24.0 [2]	NA	Acquired two terminal facilities with a combined 1.8 million barrels of storage capacity. The terminals are served by a mix of ship, barge, truck and rail.
			Median	9.8x	

	2017E				
WPT Adjusted EBITDA [3]	$61		$61		$61
Trading Multiples Utilized [4]	7.0x	–	9.8x	–	10.9x
Estimated Enterprise Value	**$426**	–	**$593**	–	**$665**
Less: Debt	0		0		0
Plus: Cash	9		9		9
Estimated Equity Value	**$435**	–	**$602**	–	**$674**
Units Outstanding [5]	34.861		34.861		34.861
Estimated Unit Price	$12.48	–	$17.28	–	$19.33
Reference Value	**$12.48**				**$19.33**

Source: IHS Herold, S&P Capital IQ and company filings.
Note: Represents selected transactions exceeding $50 million since 2010, with the exception of WPT transactions.
(1) Excludes the highest and lowest transaction multiples.
(2) Included ~$10.0 million of expected capital expenditures at the time of the acquisition.
(3) WPT management projections.
(4) Based on the multiple range derived from the selected precedent M&A transactions.
(5) 34,861,014 WPT units outstanding as of May 9, 2017, per SEC filing 10-Q, filed on May 9, 2017.

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Project Loretta

Discounted Cash Flow Analysis

Cost of Capital Analysis

Comparable Partnerships Cost of Equity

Partnership	Levered Equity Beta [1]	Net Debt	Implied Mkt. Value of Equity 5/18/2017 [2]	Implied Firm Value [3]	Net Debt / Implied Firm Value [3]	Unlevered Equity Beta [4]
Arc Logistics Partners LP	1.12	$248	$272	$520	47.6%	0.59
Buckeye Partners LP	1.07	4,814	9,212	14,026	34.3%	0.70
Magellan Midstream Partners LP	0.81	4,196	16,830	21,027	20.0%	0.65
NuStar Energy LP	0.96	3,512	4,345	7,857	44.7%	0.53
Transmontaigne Partners LP	0.74	292	692	983	29.7%	0.52
Median	0.96	$3,512	$4,345	$7,857	34.3%	0.59
Mean	0.94	2,612	6,270	8,883	35.3%	0.60
Comparable MLP Cost of Equity [5]						8.6%

WPT Cost of Equity

Risk-free Interest Rate [6]	2.6%
Levered Beta [7]	0.67
Market Risk Premium [8]	6.9%
Size Premium [9]	2.0%
WPT Cost of Equity [10]	9.2%

Cost of Equity Reference Range

8.6% – 9.2%

(1) Source: Bloomberg. Represents the five-year or since IPO levered equity beta as of May 18, 2017.
(2) Implied Market Value of Equity equals common, subordinated and implied (or fixed) G.P. units, multiplied by the market price of common units.
(3) Excludes value of minority interest.
(4) Unlevered Equity Beta = Levered Equity Beta / [1 + (Net Debt / Market Value of Equity)].
(5) Calculated using CAPM, comparable partnerships' median unlevered beta, WPT's current capital structure and WPT's size premium.
(6) Represents estimated 20-year treasury rate based on current yield of 30-year treasury bond maturing in approximately 20 years, as of May 18, 2017.
(7) Source: Bloomberg. Represents the levered equity beta since IPO as of May 18, 2017.
(8) Large company stock total returns minus long-term government bond income returns as computed by Duff & Phelps LLC.
(9) Source: Duff & Phelps LLC.
(10) Cost of equity is calculated using CAPM (e.g. Cost of Equity = Risk-free Interest Rate + Levered Equity Beta * Market Risk Premium + Size Premium).

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Project Loretta

Discounted Cash Flow Analysis

BAIRD

($ in millions, except per unit data)

	3Q17E – 4Q17E	2018E	2019E	Terminal Value		
WPT Adjusted EBITDA [1]	$30	$61	$63			
– Maintenance Capital Expenditures [1]	(6)	(7)	(6)			
– Growth Capital Expenditures [2]	(5)	(12)	-			
= WPT EBITDA Minus Capital Expenditures	**$20**	**$42**	**$56**			
Exit Cash Flow [3]				$63		$63
Exit Multiple [4]				8.9x	-	12.6x
Terminal Value				$557	-	$789
Present Value of Terminal Value @ 9.0% [5]				$449	-	$636
Present Value of Cash Flows @ 9.0% [5]				105		105
Implied Enterprise Value				**$553**	**-**	**$740**
Less: Debt				-		-
Plus: Cash				9		9
Estimated Equity Value				**$562**	**-**	**$749**
Units Outstanding [6]				34.861		34.861
Estimated Unit Price [7]				**$16.13**	**-**	**$21.50**

Cost of Capital Sensitivity [8]

Long-Term Capital Structure (% Equity)	Cost of Equity		
	8.0%	**10.0%**	**12.0%**
60%	**6.8%**	8.0%	9.2%
70%	7.1%	8.5%	9.9%
80%	7.4%	**9.0%**	10.6%
90%	7.7%	9.5%	11.3%
100%	8.0%	10.0%	**12.0%**
Reference Value [9]	**$15.18**	**$18.86**	**$22.53**

Source: Company and partnership filings, Bloomberg and S&P Capital IQ.

(1) WPT management projections. 3Q17E–4Q17E metrics represent half of 2017E capital expenditures.
(2) Excludes 2019E's growth capital expenditures as they are not expected to materially benefit 2019E Adjusted EBITDA, the terminal value reference point.
(3) Represents 2019E Adjusted EBITDA.
(4) Baird chose to use a multiple range based on the median of the selected precedent M&A transactions and the median of the selected comparable partnerships.
(5) Represents an estimate of WPT's cost of capital based on comparable partnerships and capital structures.
(6) 34,861,014 WPT units outstanding as of May 9, 2017, per SEC filing 10-Q, filed on May 9, 2017.
(7) For informational purposes only, the PV-10% value per share, utilizing a 10x terminal multiple, is $17.36.
(8) Assumes a cost of debt of 5.0%. For informational purposes only, WPT LP's current credit facility cost equals 1-month Libor plus 150bps, or 2.50%, as of May 18, 2017.
(9) Range based on (1) the low end of the multiple range coupled with the high end of the estimated cost of capital, and (2) the high end of the multiple range coupled with the low end of the estimated cost of capital.

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Project Loretta

Premiums Paid Analysis

Premiums Paid Analysis

Closed Affiliate Transactions

Announced Date	Acquiror	Target	Premium / (Discount) (1) 1-Day	10-Day	30-Day
01/27/17	Enbridge Inc.	Midcoast Energy Partners LP	(8.6%)	4.6%	13.5%
11/21/16	Sunoco Logistics Partners LP	Energy Transfer Partners LP	(0.2%)	17.4%	6.8%
09/26/16	Columbia Pipeline Group, Inc.	Columbia Pipeline Partners LP	11.8%	20.2%	26.3%
11/03/15	Targa Resources Corp.	Targa Resources Partners	18.4%	11.0%	8.6%
05/06/15	Crestwood Equity Partners	Crestwood Midstream Partners	17.2%	20.1%	27.6%
08/10/14	Kinder Morgan Inc.	El Paso Pipeline Partners	15.4%	8.9%	7.3%
08/10/14	Kinder Morgan Inc.	Kinder Morgan Energy Partners	12.0%	6.9%	10.7%
06/15/14	Access Midstream Partners LP	Williams Partners LP	6.5%	5.4%	8.1%
08/27/13	Plains All American Pipeline LP	PAA Natural Gas Storage LP	6.6%	10.0%	(0.3%)
02/23/11	Enterprise Products Partners LP	Duncan Energy Partners LP	35.6%	37.4%	36.6%
09/21/10	Penn Virginia Resource Partners	Penn Virginia GP Holdings	9.4%	19.7%	22.9%
09/07/10	Enterprise Products Partners	Enterprise GP Holdings	15.6%	18.0%	11.2%
08/09/10	Inergy	Inergy Holdings	0.2%	5.6%	22.5%
06/11/10	Buckeye Partners	Buckeye GP Holdings	31.5%	32.9%	19.4%
01/19/10	Williams Partners LP	Williams Pipeline Partners LP	-	(4.5%)	7.5%
06/29/09	Enterprise Products Partners LP	TEPPCO Partners	9.3%	6.3%	13.7%
04/27/09	Atlas America Inc	Atlas Energy Resources LLC	-	3.6%	59.6%
03/03/09	Magellan Midstream Partners	Magellan Midstream Holdings	25.1%	15.0%	17.0%
01/15/09	Harold Hamm	Hiland Partners LP	20.3%	85.2%	9.2%
		Mean	11.9%	17.0%	17.3%
		Median	11.8%	11.0%	13.5%

Premiums Paid Relative Valuation

	Premium / Discount (1) 1-Day	10-Day	30-Day
Median	11.8%	11.0%	13.5%
Unit Price (2)	$16.35	$16.25	$17.50
Estimated Unit Price	$18.28	$18.04	$19.87
Reference Value	$18.04	$18.28	$19.87

Pending Affiliate Transactions

Announced Date	Acquiror	Target	Premium / (Discount) (1) 1-Day	10-Day	30-Day
03/02/17	VTTI B.V.	VTTI Energy Partners LP	5.7%	4.3%	15.0%
02/01/17	ONEOK Inc.	ONEOK Partners LP	25.8%	21.8%	19.2%

Source: Company and partnership filings, Bloomberg and S&P Capital IQ.
(1) Represents premium / (discount) at announcement.
(2) WPT's closing price one, ten and thirty days prior to the SEC 13D/A pre-market filing on April 4, 2017.

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Project Loretta

Project Loretta $16.01 $12.48 $15.18 $18.04 $22.28 $19.33 $22.53 $19.87 $10.00 $12.50 $15.00 $17.50 $20.00 $22.50 $25.00 Comparable Partnerships Comparable Transactions Discounted Cash Flow Premiums Paid Implied WPT Unit Price Summary of Valuation Analysis WPT Inc. Offer Price: $16.80 Overall Reference Range _____________________ Note: Grey shaded area represents the Overall Reference Range based on the overall median observations. Counter Offer Price: $18.60 5/18/17 Proposed Price: $17.30 18 Reference Valuation Liquidity Discount Sensitivity (4) Valuation Methodology Low Mid High Comparable Partnerships $16.01 $19.15 $22.28 Comparable Transactions 12.48 15.90 19.33 Discounted Cash Flow 15.18 18.86 22.53 Premiums Paid 18.04 18.28 19.87 Median $15.60 $18.57 $21.07

Baird Investment Advisor Co., Ltd., an affiliate of Robert W. Baird & Co. Incorporated. Robert W. Baird Ltd. and Baird Capital Partners Europe are authorized and regulated in the UK by the Financial Conduct Author ity . 19